CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this registration statement on Form N-1A (the "Registration Statement") of our reports dated November 14, 2003, relating to the financial statements and financial highlights appearing in the September 30, 2003 Annual Reports to Shareholders of Columbia Growth Stock Fund and Columbia Young Investor Fund (formerly Liberty Growth Stock Fund and Liberty Young Investor Fund, respectively), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
January 26, 2004